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                   GUARANTEE OF LEHMAN BROTHERS HOLDINGS INC.
                   ------------------------------------------

     LEHMAN BROTHERS FINANCE S.A. ("Party A") and _____ ("Party B") have entered into a Master Agreement dated as of __________, 19__, pursuant to which Party A and Party B have entered and/or anticipate entering into one or more transactions (each a "Transaction"), the Confirmation of each of which supplements, forms part of, and will be read and construed as one with, the Master Agreement (collectively referred to as the "Agreement"). This Guarantee is a Credit Support Document as contemplated in the Agreement. For value received, and in consideration of the financial accommodation accorded to Party A by Party B under the Agreement, LEHMAN BROTHERS HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware ("Guarantor"), hereby agrees to the following:

     (a) Guarantor hereby unconditionally guarantees to Party B the due and punctual payment of all amounts payable by Party A under each Transaction when and as Party A's obligations thereunder shall become due and payable in accordance with the terms of the Agreement. In case of the failure of Party A to pay punctually any such amounts, Guarantor hereby agrees, upon written demand by Party B, to pay or cause to be paid any such amounts punctually when and as the same shall become due and payable.

     (b) Guarantor hereby agrees that its obligations under the Guarantee constitute a guarantee of payment when due and not of collection.

     (c) Guarantor hereby agrees that its obligations under the Guarantee shall be unconditional, irrespective of the validity, regularity or enforceability of the Agreement against Party A (other than as a result of the unenforceability thereof against Party B), the absence of any action to enforce Party A's obligations under the Agreement, any waiver or consent by Party B with respect to any provisions thereof, the entry by Party A and Party B into additional Transactions under the Agreement or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor; PROVIDED, HOWEVER, that Guarantor shall be entitled to exercise any right that Party A could have exercised under the Agreement to cure any default in respect of its obligations under the Agreement or to setoff, counterclaim or withhold payment in respect of any Event of Default or Potential Event of Default in respect of Party B or any Affiliate, but only to the extent such right is provided to Party A under the Agreement. The Guarantor acknowledges that Party A and Party B may from time to time enter into one or more Transactions pursuant to the Agreement and agrees that the obligations of the Guarantor under this Guarantee will upon the execution of any such Transaction by Party A and Party B extend to all such Transactions without the taking of further action by the Guarantor.

     (d) Guarantor shall be subrogated to all rights of Party B against Party A in respect of any amounts paid by Guarantor pursuant to the provisions of this Guarantee; PROVIDED, HOWEVER, that Guarantor shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by Party A under the Agreement, shall have been paid in full.

     (e) Guarantor further agrees that this Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any obligation or interest thereon is rescinded or must otherwise be restored by Party B upon an Event of Default as set forth in
Section 5(a)(vii) of the Agreement affecting Party A or Guarantor.

     (f) Guarantor hereby waives (i) promptness, diligence, presentment, demand of payment, protest, order and, except as set forth in paragraph (a) hereof, notice of any kind in connection with the Agreement and this Guarantee, or (ii) any requirement that Party B exhaust any right to take any action against Party A or any other person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee.

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     In the event that Guarantor is required by any applicable law, rule or regulation to make any deduction or withholding for or on account of any Tax (as defined in Section 14 of the Agreement, except that the reference therein to the "Agreement" shall be deemed to mean the "Guarantee" for purposes of this Guarantee) from any payment to be made under this Guarantee. Guarantor shall be subject to the provisions of Section 2(d) of the Agreement to the same extent as "X" (as defined therein); PROVIDED, HOWEVER, that Guarantor shall be required to treat as an "Indemnifiable Tax" (as defined under Section 14 of the Agreement, except that the reference therein to the "Agreement" shall be deemed to mean the "Guarantee" for purposes of this Guarantee) for such purpose any Tax that is not an "Indemnifiable Tax" if such Tax would have constituted an "Indemnifiable Tax" had the payment in respect of which the Tax is imposed been made by Party A rather than Guarantor.

     Guarantor makes the same representations to and agreements with Party B as those made by Party A pursuant to Sections 3 and 4 of the Agreement, at the times set forth therein, except that references therein to "the party" will be deemed to be references to "the Guarantor" and references therein to "the Agreement" will be deemed to be references to "the Guarantee." This Guarantee shall continue in force and effect to guarantee the obligations of Lehman Brothers Capital GmbH ("Capital") or any other fully guaranteed subsidiary of Guarantor in the event Party A assigns its rights under any Transaction to Capital or such other fully guaranteed subsidiary.

     This Guarantee shall be governed by and construed in accordance with the laws of the State of New York, without reference to choice of law doctrine. All capitalized terms not defined in this Guarantee are defined in the Agreement.

     Any notice hereunder will be sufficiently given if given in accordance with the provisions for notices under the Agreement and will be effective as set forth therein. All notices hereunder shall be delivered to Lehman Brothers Holdings Inc., Attention: Treasurer, at 200 Vesey Street, 28th Floor, New York, New York 10285 (Telex No: 175636 Answerback: SLB) with a copy to Lehman Brothers Finance S.A., Attention: Financial Controller at 13, Route de Florissant, P.O. Box 280, 1211 Geneva 12, Switzerland (Telex No: 428345 Answerback: LBF CH).

     IT WITNESS WHEREOF, Guarantor has caused this Guarantee to be executed in its corporate name by its duly authorized officer as of the date of the Agreement.

                                   LEHMAN BROTHERS HOLDINGS INC.


                                   By: ________________________
                                       Name:
                                       Title: